INVESTMENT MANAGERS SERIES TRUST

AMENDED AND RESTATED
DISTRIBUTION PLAN

This Amended and Restated Distribution Plan (the “Plan”) is adopted in accordance with Rule 12b–1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), with respect to the series (each a “Fund” and collectively the “Funds”) and classes (each a “Class”) identified on Schedule A attached hereto and incorporated herein.

As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule. Uncertainty may exist from time to time with respect to whether payments to be made by the Trust to the distributor approved by the Trust on behalf of each series (the “Distributor”), each of which serves as the distributor to various Funds, or to other firms under agreements with respect to the Funds (“Firms”), may be deemed to constitute impermissible distribution expenses. Accordingly, payments by the Trust and expenditures made by others out of monies received from the Trust which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

The provisions of the Plan are as follows:

1.       Annual Fee. The Trust will pay to the Distributor an annual fee and the Distributor may use this fee to compensate Firms for the services they provide for the benefit of each Fund and its shareholders, including expenses in connection with the promotion and distribution of the Fund’s shares. The Distributor may compensate such Firms directly or work with the Trust’s service providers to have this fee paid directly by the Fund to such Firms. The annual fee paid will be calculated daily and paid monthly by the Fund based on the average daily net assets of the Fund or Class, as applicable, up to the amount set forth on Schedule A hereto.

2. (A) Expenses Covered by the Plan. The fees paid under Section 1 of the Plan may be used to pay for any expenses primarily intended to result in the sale of shares of each Fund or Class, as applicable (“distribution services”), including, but not limited to: (a) costs of payments, including incentive compensation, made to agents for and consultants to the Distributor or the Trust, including pension administration firms that provide distribution services and broker–dealers that engage in the distribution of the shares of the Fund or Class; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of shares of the Fund or Class including, but not limited to, personnel of the Distributor or the Fund’s investment advisor (the “Advisor”) and their respective affiliates, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund or Class, and providing any other shareholder services not otherwise provided by the Trust’s other servicing arrangements; (c) payments made pursuant to any dealer agreements between the Distributor and certain broker–dealers, financial institutions and other service providers; (d) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, meetings, presentations, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund or Class; (f) costs involved in preparing, printing and distributing sales literature pertaining to the Fund or Class; (g) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable; and (h) reimbursement to the Advisor for expenses advanced on behalf of the Fund or Class with respect to such activities. Such expenses shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

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For each Fund or Class of a Fund other than Class C shares, the fee paid pursuant to this paragraph (A) shall not exceed an annual limit of 0.25% of the average daily net assets attributable to the shares of such Fund or Class, as applicable. For Class C shares of a Fund, the fee paid pursuant to this paragraph (A) shall not exceed an annual limit of 0.75% of the average daily net assets attributable to such shares.

(B) Shareholder Liaison Services Fee. Subject to the annual limits specified below, fees paid under Section 1 of the Plan with respect to a Fund or any Class of a Fund may be used to pay for any shareholder liaison services that are not primarily intended to result in the sale of shares of such Fund or Class and are not otherwise provided by the Trust’s transfer agency or other servicing arrangements including, but not limited to (a) personal services such as responding to customer inquiries and providing information on their investments (b) services related to the maintenance of shareholder accounts; and (c) such other shareholder liaison services as the Fund or the Distributor may reasonably request. Such expenses shall not include transfer agent, custodian, or similar fees; charges for the maintenance of records, recordkeeping and related costs; accounting expenses; or fees for other services that are not covered by the term “service fee” as defined in FINRA Notice to Members 93-12. Such expenses shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

For each Fund or Class of a Fund other than Class C shares, the fee paid pursuant to this paragraph (B) for any annual period shall be limited to (i) 0.25%, minus (ii) any amounts paid with respect to such shares pursuant to paragraph (A) of this Section 2. For Class C shares of a Fund, the fee paid pursuant to this paragraph (B) shall not exceed an annual limit of the lesser of (x) 0.25%, and (y) the annual fee set forth in Schedule A minus any amounts paid with respect to such shares pursuant to paragraph (A) of this Section 2. All percentages in this paragraph refer to the percentages of average daily net assets attributable to the applicable shares of such Class of the Fund.

3.       Written Reports. The Distributor shall furnish to the Board of Trustees of the Trust, for its review, on at least a quarterly basis, a written report of the monies paid to it or Firms under the Plan with respect to each Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to the Fund.

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4.       Effective Date of Plan and Continuance. The Plan shall take effect with respect to a Fund at such time as it has received requisite Trustee and shareholder approval (if any) with respect to such Fund (the “Effective Date”), as set forth in Schedule A, which may be amended from time to time. The Plan shall continue in effect with respect to such Fund indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees"), cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of such class.

5.       Termination. The Plan may be terminated at any time with respect to any Fund or Class of any Fund without penalty by vote of a majority of the Independent Trustees or by vote of the majority of the outstanding voting securities of such Fund or Class, as applicable, and any dealer agreement under the Plan may be likewise terminated on not more than sixty (60) days’ written notice. Failure to renew the Plan with respect to any Fund or Class of any Fund on an annual basis shall also constitute termination of the Plan with respect to such Fund or Class. Any dealer agreement under the Plan will also terminate automatically in the event of its assignment, as that term is defined in the 1940 Act. Once either the Plan or a dealer agreement is terminated with respect to any Fund or Class, no further payments shall be made under the Plan or such dealer agreement, as the case may be, relating to the Fund or Class with respect to services performed or costs incurred after the date of termination or with respect to unreimbursed current or carried forward distribution expenses as of the date of termination.

6.       Amendments. The Plan may not be amended to increase materially the amount to be spent for distribution services with respect to shares of a Fund or Class, as applicable, pursuant to Section 1 hereof without approval by a majority of the outstanding voting securities of such Fund or Class. All material amendments to the Plan shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for such purpose or in any other manner permitted by the 1940 Act.

7.       Selection of Independent Trustees. So long as the Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees who are not themselves interested persons of the Trust.

8.       Preservation of Materials. The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 3 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

9.       Limitation of Liability. Any obligation of a Fund hereunder shall be binding only upon the assets of the Fund and shall not be binding on any other series of the Trust or any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Board or shareholders of the Fund nor the adoption of the Plan on behalf of the Fund shall impose any liability upon any Trustee or upon any shareholder.

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10.       Meanings of Certain Terms. As used in the Plan, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

11.       Severability; Separate Action. If any provision of the Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted on September 18, 2013.

Amended on June 18, 2015.

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SCHEDULE A

ANNUAL FEES PAID WITH RESPECT TO THE

AMENDED AND RESTATED RULE 12B–1 DISTRIBUTION PLAN OF

INVESTMENT MANAGERS SERIES TRUST

Fund	Class	Annual Fee	Approval Date
361 Domestic Long/Short Equity Fund	Investor Class	0.25%	03/10/16
361 Global Long/Short Equity Fund	Investor Class	0.25%	09/24/14
361 Global Long/Short Equity Fund	Class T*	0.25%	09/21/17
361 Global Managed Futures Strategy Fund	Investor Class	0.25%	12/05/13
361 Managed Futures Strategy Fund	Investor Class	0.25%	09/18/13
361 U.S. Small Cap Equity Fund	Investor Class	0.25%	09/22/16
AAM/Bahl & Gaynor Income Growth Fund	Class A	0.25%	09/18/13
AAM/Bahl & Gaynor Income Growth Fund	Class T*	0.25%	03/16/17
AAM/Bahl & Gaynor Income Growth Fund	Class C	1.00%	09/18/13
AAM/HIMCO Global Enhanced Dividend Fund	Class A	0.25%	09/21/17
AAM/HIMCO Global Enhanced Dividend Fund	Class C	1.00%	09/21/17
AAM/HIMCO Short Duration Fund	Class A	0.25%	03/05/14
AAM/HIMCO Short Duration Fund	Class T*	0.25%	03/16/17
AAM/HIMCO Short Duration Fund	Class C	1.00%	03/05/14
AAM/Insight Select Income Fund	Class A	0.25%	09/18/13
AAM/Insight Select Income Fund	Class C	1.00%	09/18/13
AAM/Phocas Real Estate Fund	Class A	0.25%	06/21/18
AAM/Phocas Real Estate Fund	Class C	1.00%	06/21/18
Braddock Multi-Strategy Income Fund	Class A	0.25%	12/10/15
Braddock Multi-Strategy Income Fund	Class T*	0.25%	03/16/17
Braddock Multi-Strategy Income Fund	Class C	1.00%	12/10/15
EP Emerging Markets Small Companies Fund	Class A	0.25%	09/18/13
EuroPac Gold Fund	Class A	0.25%	09/18/13
EuroPac International Bond Fund	Class A	0.25%	09/18/13
EuroPac International Dividend Income Fund	Class A	0.25%	12/05/13
EuroPac International Value Fund	Class A	0.25%	09/18/13
KL Allocation Fund	Advisor Class	0.25%	09/18/13
Riverbridge Eco Leaders Fund	Investor Class	0.25%	09/18/13
Riverbridge Growth Fund	Investor Class	0.25%	09/18/13
RNC Genter Dividend Income Fund	0.25%	09/18/13
Robinson Opportunistic Income Fund	Class A	0.25%	12/10/15
Robinson Opportunistic Income Fund	Class T*	0.25%	03/16/17
Robinson Opportunistic Income Fund	Class C	1.00%	12/10/15
Robinson Tax Advantaged Income Fund	Class A	0.25%	09/24/14
Robinson Tax Advantaged Income Fund	Class T*	0.25%	03/16/17
Robinson Tax Advantaged Income Fund	Class C	1.00%	09/24/14
Vaughan Nelson Emerging Markets Opportunities Fund	Investor Class	0.25%	09/19/19
Vaughan Nelson International Small Cap Value Fund	Investor Class	0.25%	09/19/19
WCM China Quality Growth Fund	Investor Class	0.25%	03/12/20
WCM Focused ESG International Fund	Investor Class	0.25%	03/12/20
WCM Focused ESG Emerging Markets Fund	Investor Class	0.25%	03/12/20
WCM Focused Emerging Markets Fund	Investor Class	0.25%	09/18/13
WCM Focused Global Growth Fund	Investor Class	0.25%	09/18/13
WCM Focused International Growth Fund	Investor Class	0.25%	09/18/13

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WCM Focused Small Cap Fund	Investor Class	0.25%	09/19/19
WCM Small Cap Growth Fund	Investor Class	0.25%	09/19/19
West Loop Realty Fund	Class A	0.25%	12/05/13
West Loop Realty Fund	Class T*	0.25%	03/16/17
West Loop Realty Fund	Class C	1.00%	12/05/13
Zacks Dividend Strategy Fund	Investor Class	0.25%	12/05/13
Zacks Market Neutral Fund	Investor Class	0.25%	09/18/13
Zacks Small-Cap Core Fund	Investor Class	0.25%	09/18/13

*	Fund/Class has not commenced operations.

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